Exhibit No. 4.2

                          AMENDMENT TO RIGHTS AGREEMENT



      AMENDMENT, dated as of December 16, 1999 (this "Amendment"), to the RIGHTS AGREEMENT, dated as of June 23, 1997, as amended (the "Agreement"), between GP Strategies Corporation (formerly known as National Patent Development Corporation), a Delaware corporation (the "Company"), and Harris Trust Company of New York, a national banking association (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent have entered into the Agreement; and

      WHEREAS, the Company has directed that the Agreement be amended; and

      WHEREAS, the Distribution Date (as defined in the Agreement) has not occurred and the penultimate sentence of Section 26(a) of the Agreement is not applicable to this Amendment;

      WHEREAS, the Board of Directors on December 16, 1999 resolved to amend the Rights Agreement.

      NOW, THEREFORE, the parties hereby agree as follows (terms used and not defined herein have the meanings as defined in the Agreement):

      1. Section 11(a)(ii) of the Agreement is amended by deleting the words "such number of Common Shares of the Company" and inserting in lieu thereof the words "such number of shares of Common Stock, par value $.01 per share, of the Company (with respect to Rights distributed with respect to shares of Common Stock, par value $.01 per share, of the Company) or such number of shares of Class B Capital Stock, par value $.01 per share, of the Company (with respect to Rights distributed with respect to shares of Class B Capital Stock, par value $.01 per share, of the Company)".

      2. Except as modified hereby, the Agreement remains in full force and effect.

      3. The provisions of Sections 27, 29, 30, 31, and 32 of the Agreement shall apply to this Amendment as if set forth herein.




      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                              GP STRATEGIES CORPORATION



                              By:
                                    Jerome I. Feldman, President and Chief
                                    Executive Officer


                              HARRIS TRUST COMPANY OF NEW YORK, as Rights Agent

                              By: